Exhibit 99.1

Operator:
Ladies and gentlemen, thank you for standing-by and welcome to Exactus Inc.’s Second Quarter 2019 Earnings Conference Call. My name is ______ and I will be the conference operator today. At this time, all participants are in a listen-only mode and as a reminder this conference call is being recorded.

Yesterday, Exactus issued a news release announcing the company’s financial results for the second quarter 2019 and filed their Form 10-Q. If you have not reviewed this information, both are available within the Investor Relations section of Exactus’s website at www.exactusinc.com and the Form 10-Q is also available on the SEC’s website.

I would now like to turn the conference call over to Andrew Johnson, Chief Strategy Officer. Please go ahead sir.

Andrew Johnson:
Thank you, good afternoon and welcome to Exactus Inc.’s second quarter 2019 results conference call. With us today are Exactus’s President, Emiliano Aloi and Chief Financial Officer, Kenneth Puzder.

Today's conference call may include forward-looking statements, including statements related to Exactus’s farming operations, the timing of future harvests, the number of Exactus brands that the company will supply in the future, the expansion of the sale of Exactus products in new markets, plans to add to the management team, future financial results, business development opportunities, future cash needs, Exactus’s operating performance in the future, future investor interest, the timing and certainty of the closing of a private placement financing, and whether potential proceeds from the financing will drive farming and distribution expansion, that are subject to risks and uncertainties relating to Exactus’s future business prospects and opportunities as well as anticipated results of operations. Forward-looking statements represent only the Company’s estimates on the date of this conference call and are not intended to give any assurance as to actual future results.

Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause Exactus’s actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These risk factors include those contained in Exactus’s Annual Report on Form 10-K and Form 10-Q most recently filed with the SEC. Please note that the Company assumes no obligation to update any forward-looking statements after the date of this conference call to conform with the forward-looking statements actual results or to changes in its expectations.

Finally, this conference call is being recorded via webcast. The webcast will be available at the Investor Relations section of our website at www.exactusinc.com.

Since this is our team’s first quarterly earnings call and reflects the first full quarter under which we are transitioning to being principally a hemp-derived CBD company, we are not going to take questions at this juncture.  On future calls we will be happy to take your questions. If you have any questions, you may review our SEC filings or refer them to me as the company’s contact person at ajohnson@exactusinc.com.

It’s only been 8 months since the farm bill was signed into law and we began to pursue the hemp-derived CBD business and within these short months, we certainly have accomplished a lot.  This has been a transformational year for the company that started with the signing of the material supply and development agreement with Ceed2Med and capped with our own 200 acre farms expected to yield significant returns to us in the fall.

Through our relationship with Ceed2Med, they have fulfilled a $1 million purchase order from their 2018 harvest and have begun formulating at two contract manufacturers, one of which is Green Goddess Extracts, which we acquired just 2 weeks ago.

We have also added to our board of directors who provide expertise from a variety of industries and are thrilled to announce that not only has Emiliano Aloi joined us as President, but a founder of Ceed2Med Bobby Yampolsky has also joined the board.

With that, it's now my pleasure to introduce you to our President, Emiliano Aloi.

Emiliano Aloi:
Thank you, Andrew.  Good afternoon everyone and thank you for joining our second quarter call. I’m honored to be presenting Exactus on its first earnings call.

Over the past few months we have made significant progress on our farms. We are in the homestretch for a very successful harvest this year. The plants are rooted, healthy, the irrigation systems are performing and I feel confident that we will meet all of your expectations.

The farms are the foundation.  We have made important investments to focus on multiple drying systems to ensure the safety and quality of our crops after harvest.  We will begin our top flower cut in September and will continue to harvest throughout November.

For those of you that are just getting to know us, we have assembled 200 acres of prime land in Southwest Oregon’s Illinois Valley, it's known for its prime climate conditions for the cultivation of the Cannabis family. We are also building a knowledge-base of critical data points necessary to successfully scale an agro-industrial supply chain.  The scale and scope of our operations provide statistically important data for the current and future management of the crops and their interaction with the environment.

We just purchased state of the art infrastructure for flower handling and processing to take advantage of the booming market in pre rolls and premium hemp flower products.  I expect to achieve a top flower selection of over 20,000 pounds, which we are planning to introduce to the market in multiple presentations.

In summary, we have made a great start but do not plan to stop here.  We are proud to support and partner with local farmers and appreciate the support they have shown us in return. This is part of our strength, we will aim to continue to grow our acreage, reasonably and responsibly.

Turning to recent developments, we recently acquired and relaunched at the CBD Expo in Miami 2 weeks ago an amazing line of existing products sold under the Green Goddess label.  This was the first of many brands and products in the production pipeline, including Paradise CBD, an outdoor lifestyle brand, Phenologie, a high-end cosmetics line, and other future developments to follow.

Over the past few months we launched our commercial division and are increasing our internal selling efforts.  We hired an experienced sales manager who is building out a dynamic sales force that has already started to show results and is expected to drive sales growth starting in the third quarter.

With all of this progress, we don’t want to lose sight of why we are doing what we are doing.  We are serious about our approach where we start with a premier all-natural genetic source and focus on full traceability throughout the supply chain.  We employ third party testing labs to ensure quality and efficacy testing at several steps as we produce and manufacture at fully compliant facilities. I would like to take a moment to explain why we believe these factors differentiate us from the hundreds of CBD companies who have not taken the time or spent the resources to reach the quality and safety standards we have achieved today.  Anyone can work with a great graphic artist and start a brand. Our expertise starts with the seed, the ground in which it grows, drying methods that safeguard the harvest, safety and quality standards that protect our investment, the right extraction and production methods, all the way to the creation of a finished product that we are proud to call Exactus.

We have recently added to our Company an experienced Chief Financial Officer with many years of public company and product and brand experience.

Finally, with that I would like to hand the call off to Ken Puzder to give you an update on the company’s financial results.

Kenneth Puzder:
Thank you, Emi.

I am extremely pleased to join Exactus at this pivotal time.

Before we run through our financial results, it is important to keep in mind that we started off the year transitioning into the CBD Business and have reported increasing total net revenues in the first and second quarters. We anticipate a continuation of that trend in the third quarter of this year and for our revenues to really start picking up in the fourth quarter.

Now let’s discuss our financial results for the second quarter of 2019.

For the three months ended June 30, 2019, Exactus reported total net sales of $139,683, which represents a substantial increase as compared to net sales of $15,980 for the quarter ended March 31, 2019.

As revenue and available financial resources continue to grow, the Company plans to continue it’s focus on market penetration through new product lines, new sales channels and acquisition opportunities.

Our operating expenses for the quarter were down by $ 1.5 million to $ 1.1 million as compared to the first quarter of 2019 of $ 2.6 million.  This decrease is attributable to a reduction in our general and administrative costs, farm payments, and a decrease in professional and consulting costs which is the result of decreased warrant costs associated with such contracts.

Net loss available to common shareholders in the second quarter is down by $1.3 million to $1.0 million as compared to the first quarter of 2019 of $2.3 million.  Included within net loss available to common shareholders are non-cash charges. Primarily, these charges include derivative warrant and stock option expenses. Derivative warrant and stock option expenses are non-cash expenses that were incurred in the first and second quarters of 2019 as we built out our management team.  Derivative warrant and stock option expense was $2 million in the first quarter of 2019 and $78 thousand in the second quarter of 2019 or a decrease in Derivative warrant and stock option, non-cash, expenses of $1.9 million.

Since we are in an aggressive growth stage, margins and ebidta while important are not yet metrics that we are reporting but may do so in the future.

Shareholder equity increased $1,589,394 to $4,201,605 from $2,612,211 in the first quarter and we ended the second quarter with $664,645 in cash and cash equivalents.

As reported in our recently filed 10Q we currently have 34,934,563 shares of common stock outstanding and recently improved our capital structure with the cancellation of all the issued and outstanding shares of Series C Preferred Stock that were issued in 2018 for services that we never utilized, and we have substantially reduced our outstanding debt.

We want to thank everyone for dialing in this afternoon and look forward to keeping you updated on our progress.